TherapeuticsMD, Inc.  8-K

Exhibit 16.1

March 27, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: TherapeuticsMD, Inc.

To Whom It May Concern:

We have read the statements that we understand TherapeuticsMD, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

/s/ Rosenberg Rich Baker Berman & Company